                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

               Filed by the Registrant [X]

               Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Urologix, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                                Urologix, Inc.

                        14405 Twenty-First Avenue North
                         Minneapolis, Minnesota 55447

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               JANUARY 14, 1999

  Notice is hereby given that the Annual Meeting of Shareholders of Urologix, Inc. will be held at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, on Thursday, January 14, 1999 at 10:00 a.m., local time, for the following purposes:

  1. To elect three directors to hold office for a term of three years or until their respective successors have been elected.

  2. To amend the Company's Amended and Restated 1991 Stock Option Plan to increase the number of shares authorized for issuance under the Plan and to modify the award made to non-employee directors as compensation for their services.

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed November 16, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Wesley E. Johnson, Jr.,

                                          Wesley E. Johnson, Jr., Secretary

Minneapolis, Minnesota
December 9, 1998

  TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                Urologix, Inc.

                        14405 Twenty-First Avenue North
                         Minneapolis, Minnesota 55447

                                PROXY STATEMENT

  This Proxy Statement is furnished to the shareholders of Urologix, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 14, 1999 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

  Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 14405 Twenty-First Avenue North, Minneapolis, Minnesota 55447, and its telephone number is (612) 475-1400. The mailing of this proxy statement to shareholders of the Company commenced on or about December 11, 1998.

  The total number of shares outstanding and entitled to vote at the meeting as of November 16, 1998 consisted of 11,356,850 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on November 16, 1998 will be entitled to vote at the meeting. A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in "street name" indicating that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                AND MANAGEMENT

  The following table includes information as of November 16, 1998 concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the common stock of the Company, (ii) each of the nominees and directors of the Company,
(iii) each of the Named Executive Officers of the Company, and (iv) all nominees, directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

      NAME AND ADDRESS OF                NUMBER OF SHARES        PERCENTAGE
      BENEFICIAL OWNER                 BENEFICIALLY OWNED(1) BENEFICIALLY OWNED
      -------------------              --------------------- ------------------
      Wellington Management Company...         993,500               8.7%
      75 State Street
      Boston, MA 02109
      John Reid.......................         600,087               5.3%
      195 Bunker Hill Avenue
      Stratham, NH 03885
      Boston Scientific Corporation...         587,500               5.2%
      One Boston Scientific Place
      Natick, MA 01670
      Buzz Benson.....................           8,207                 *
      Mitchell Dann...................         516,357(2)            4.5%
      Janet G. Effland................          17,721                 *
      Bobby I. Griffin................               0                 *
      Paul A. LaViolette..............         592,500(3)            5.2%
      Jack E. Meyer...................         231,179               2.0%
      Robert R. Momsen................          21,227(4)              *
      Michael M. Selzer, Jr...........          10,000                 *
      David C. Utz, M.D...............          33,550                 *
      John P. Costello................          10,936                 *
      Wesley E. Johnson, Jr...........          55,367                 *
      Jonathan R. McGrath.............         101,265                 *
      David W. Powell.................           6,803                 *
      W. Allen Putnam.................          62,372                 *
      All nominees, directors and
       executive officers as a group
       (14 persons)...................       1,667,484              14.5%

--------
*Indicates ownership of less than one percent.
(1) Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of November 16, 1998: Mr. Benson, 5,000 shares; Mr. Dann, 5,000 shares; Ms. Effland, 5,000 shares; Mr. LaViolette, 5,000 shares; Mr. Meyer, 23,750 shares; Mr. Momsen, 5,000 shares; Dr. Utz, 29,050 shares; Mr. Costello, 10,936 shares; Mr. Johnson 44,117 shares, Mr. Powell, 4,303 shares; Mr. Putnam 5,267 shares; and all nominees, directors and executive officers as a group, 142,423 shares.
(2) Includes 15,358 shares owned by M. Dann & Co. Profit Sharing Trust.
(3) Includes 587,500 shares owned by Boston Scientific Corporation. Mr. LaViolette is Senior Vice President and Group President of Boston Scientific Corporation. Mr. LaViolette disclaims beneficial ownership of shares held by Boston Scientific Corporation.
(4) Includes 16,227 shares owned by the Momsen Living Trust, of which Mr. Momsen is a trustee.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Pursuant to the terms of the Amended and Restated Articles of Incorporation of the Company, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. The terms of Messrs. Griffin, Momsen and Selzer expire at the Annual Meeting of Shareholders following fiscal 1998, the terms of Messrs. Meyer and Dann and Dr. Utz expire at the Annual Meeting of Shareholders following fiscal 1999 and the terms of Messrs. Benson and LaViolette expire at the Annual Meeting of Shareholders following fiscal year 2000. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office.

  Michael R. Henson, who has served as a director since September 1991 and whose term as a director was to expire at this Annual Meeting of Shareholders, chose not to stand for re-election and resigned as a director. Janet Effland, who has served as a director since July 1994, has also chosen not to stand for re-election. The Company wishes to express its gratitude to Mr. Henson and Ms. Effland for their service to the Company.

  Three directors will be elected at the Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 2001 or until their successors are elected. The Board of Directors has nominated for election Bobby I. Griffin, Robert R. Momsen, and Michael M. Selzer, Jr. Mr. Momsen is currently serving as a director and was previously elected by the shareholders. Mr. Griffin was elected by the current directors to fill the vacancy created by Mr. Henson's resignation. Mr. Selzer was elected by the current directors to serve as a member of the Board of Directors, beginning on the first date of his employment, which is expected to occur prior to the Annual Meeting of Shareholders.

  It is intended that proxies will be voted for the named nominees. Unless otherwise indicated, each nominee and each continuing director has been engaged in his present occupation as set forth below, or has been an officer with the organization indicated, for more than five years. The Board of Directors believes that the nominees named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

  The names and biographical information concerning each nominee and the other directors filling unexpired terms are set forth below, based upon information furnished to the Company by the nominee and directors.

  NAME AND AGE             PRINCIPAL OCCUPATIONAND OTHER DIRECTORSHIPS
---------                  ----------------

Nominees proposed for election for term expiring at the Annual Meeting following fiscal 2001:

Bobby I. Griffin (61)....  Mr. Griffin was elected to the Board of Directors of the Company on November 17, 1998. From 1973 to 1998, Mr. Griffin held various positions with Medtronic Inc., a medical device manufacturer, and from 1991 to 1998 served as Executive Vice President of Medtronic Inc. and President of the Medtronic Pacing Business. Mr. Griffin is also a director of MTS Systems Corporation, a manufacturer of testing and simulation equipment, and Lutheran Brotherhood Corporation, a fraternal life insurance and investment products company.

Robert R. Momsen (51)....
                           Mr. Momsen has served as a director of the Company since December 1992. Since 1981, Mr. Momsen has been a general partner of InterWest Partners, a venture capital firm. Mr. Momsen is also a director of COR Therapeutics, Inc., Coulter Pharmaceutical, Inc., and Progenitor, Inc., each of which is a biopharmaceutical company, Innovasive Devices, Inc., a tissue repair system company, Integ Incorporated, a medical diagnostic company, ArthroCare Corporation, a manufacturer of arthroscopic surgical equipment, and several privately-held medical companies.

Michael M. Selzer, Jr.     Mr. Selzer has been elected to serve on the Board
(46).....................  of Directors beginning on the date of his employment with the Company, which is expected to occur in early January 1999. Since 1994, Mr. Selzer has served as Vice President and General Manager of the Neurostimulation Business of Medtronic, Inc., a medical device manufacturer. From 1992 to 1994, Mr.
                           Selzer served as the Vice President of Medtronic's
                           Components and Research Group, which included the micro electronics subsidiary and Medtronic's battery operation, biomaterials development group and animal research facility.

Directors serving continuing terms:

Buzz Benson (44).........  Mr. Benson has served as a director of the Company since August 1992. Mr. Benson has been the Managing Director of Piper Jaffray Ventures since November 1992 and is a Partner in the Piper Jaffray Healthcare Funds, a series of venture capital funds focused on investments in emerging companies in the healthcare industry. From November 1988 to November 1992, Mr. Benson was a Managing Director in the investment banking department of Piper Jaffray Inc. Mr. Benson is also a director of Exogen, Inc., a medical device company, and several privately-held medical companies.

Mitchell Dann (38).......  Mr. Dann was a co-founder of the Company, has served as a director since its inception in 1991 and served as acting President from June 1993 to January 1994. He became Chairman of the Board in March 1993. Mr. Dann is currently President of M. Dann & Co., Inc., a venture capital advisory firm. Prior to M. Dann & Co., Mr. Dann co-founded and held the position of Managing Partner at IAI Venture Capital Group, the venture capital division of Investment Advisers, Inc.

Paul A. LaViolette (41)..  Mr. LaViolette has served as a director of the
                           Company since April 1996. Mr. LaViolette is a Senior Vice President and President-International of Boston Scientific Corporation. He joined Boston Scientific Corporation in 1994 as President of Boston Scientific International and in 1995 became Group President for the Nonvascular Businesses, which includes Microvasive Endoscopy and Microvasive Urology. Previously, Mr. LaViolette was with C. R. Bard for ten years, where he served as President of Bard's USCI Division from 1993 to 1994 and its USCI Angioplasty Division from 1991 to 1993. Before that time, he held several other marketing positions at Bard.

Jack E. Meyer (55).......  Mr. Meyer has served as a director of Urologix since January 1994 and served as the President and Chief Executive Officer of Urologix from January 1994 until October 16, 1998. Prior to joining Urologix, Mr. Meyer served as President and Chief Executive Officer of FiberOptic Sensor Technologies, Inc., a medical device company, from March 1993 to January 1994. From January 1992 to March 1993, Mr. Meyer was President and Chief Executive Officer of Carelink, Inc., a medical device company. From December 1982 to August 1991, Mr. Meyer held the positions of Chief Operating Officer and Executive Vice President at Quest Medical, Inc., a medical device company. Mr. Meyer is a director of Bestway Rental, Inc., a rental company.

David C. Utz, M.D. (74)..  Dr. Utz has been a director of the Company since
                           September 1994. He is an emeritus consultant, Mayo Clinic. Dr. Utz was Professor of Urology, Mayo Medical School, and a consultant in urology from 1957 to 1988. He holds an M.D. degree from St. Louis University School of Medicine and a M.S. degree in Urology from the University of Minnesota. Dr. Utz has served in many medical and professional urological associations and received numerous prestigious awards in the field of urology. He has been the author of over 145 publications and 28 abstracts and editorials.

  Meetings. The Board of Directors met fourteen times during fiscal year 1998. Each current director who served as a director in fiscal 1998 attended at least seventy-five percent of the meetings of the Board of Directors and Board committees on which the director served.

  Board Committee Meetings. The Compensation Committee, which is currently comprised of Messrs. LaViolette and Momsen, is responsible for management of compensation matters, including recommendations to the Board of Directors on compensation arrangements for officers and incentive compensation for employees of the Company. The Compensation Committee met three times in fiscal 1998.

  The Audit Committee supervises the financial affairs of the Company and generally reviews the scope and results of the audit and other services provided by the Company's independent accountants and reports the results of their review to the full Board and to management. The Audit Committee, which was comprised of Messrs. Benson and LaViolette and Ms. Effland in fiscal 1998, met twice during that year.

  The Company does not have a nominating committee. However, the Company's Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year's Annual Meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information about such shareholder and the person(s) nominated by such shareholder, including, among other things, the name and address of record of such shareholder, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, the name, age, business and residence addresses and principal occupation of each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee(s), and the consent of each nominee to serve as a director if so elected. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as director. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

  Vote Required. The affirmative vote of a majority of the shares of common stock represented at the meeting in person or by proxy is required for the election of the two nominees.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES.

EXECUTIVE OFFICERS AND OTHER MEMBERS OF MANAGEMENT OF THE COMPANY

  The executive officers and other members of management of the Company are as follows:

NAME                     AGE                      POSITION
----                     ---                      --------
Michael M. Selzer, Jr...  46 President, Chief Executive Officer and Director
John P. Costello........  41 Executive Vice President, Sales and Marketing
Wesley E. Johnson, Jr...  41 Vice President, Finance and Treasurer and Secretary
David W. Powell.........  41 Vice President, Operations
W. Allen Putnam.........  51 Vice President, Regulatory and Quality
Rob J. ten Hoedt........  38 Vice President, Europe
Eric N. Rudie...........  36 Director, Research and Technology
William M. Sutton.......  35 Director, Research and Development

  The Company has announced the appointment of Michael M. Selzer, Jr. as President, Chief Executive Officer and Director of Urologix effective upon the commencement of his employment with the Company in early January 1999. Biographical information about Mr. Selzer is included under the heading, "Proposal One--Election of Directors." Mitchell Dann, the Company's Chairman of the Board, assumed the responsibilities of Chief Executive Officer while the Company was conducting the search for the new Chief Executive Officer. The following is a brief summary of the business experience of the Company's other executive officers and other members of management.

  Mr. Costello has served as Executive Vice President of Sales and Marketing for the Company since February 1997. Prior to joining Urologix, Mr. Costello had served as Vice President of Sales and Marketing for FemRX, Inc. and Cardiovascular Imaging Systems, Inc. for the four previous years. In addition, Mr. Costello previously served as Vice President of Sales for the Critical Care/Angioplasty division of Baxter Healthcare.

  Mr. Johnson has served as Vice President of Finance and Chief Financial Officer of Urologix since September 1995. He was also elected Secretary in March 1996 and elected Treasurer in December 1996. Prior to joining Urologix, Mr. Johnson served as Vice President, Finance and Chief Financial Officer of Orthofix Inc., formerly American Medical Electronics, Inc., from December 1986 to September 1995.

  Mr. Powell has served as Vice President of Operations for the Company since September 1996. From 1991 through May 1996, Mr. Powell served in a variety of positions of increasing responsibility with Gymania Corporation and certain related companies including Playpal Inc. and Playpal Sales Corporation. Each of the latter two companies was engaged in the business of international sales, design and technical service of large commercial creative play structures. During this time, Mr. Powell was asked to serve as President of Playpal Inc., a financially troubled Florida corporation. Mr. Powell became President of Playpal in approximately March 1995 and continued as its President until Paypal filed a petition for Chapter 11 protection in approximately May 1996. Subsequent to Mr. Powell's resignation, Playpal filed a petition for bankruptcy under Chapter 7 in late 1996. From 1988 to 1991, Mr. Powell was Vice President, Operations for Vitaphore Corporation, a medical device company.

  Mr. Putnam has served as Vice President of Regulatory and Quality for the Company since October 1994 and was Vice President of Operations from December 1993 to October 1994. Before joining

Urologix, Mr. Putnam served as President and Chief Operating Officer of Uroplasty, Inc. from June 1992 to November 1993. Uroplasty was a wholly-owned subsidiary of Bioplasty, Inc., a breast implant company. Mr. Putnam also held the position of Vice President of Quality Assurance and Regulatory Affairs at St. Jude Medical, Inc. from December 1989 to June 1992. In addition, Mr. Putnam has held various positions at Bio-Vascular, Inc., Minnetonka, Inc., Hollister Corporation, and Baxter-Travenol Laboratories.

  Mr. ten Hoedt has served as Vice President of Europe for Urologix since February 6, 1998. Prior to joining Urologix, Mr. ten Hoedt was employed by Medtronic Interstim, serving as World-Wide Business Director and General Manager from 1996 to 1998 and Business Director, Europe from 1994 to 1996. Mr. ten Hoedt also served as Marketing Manager Europe for Medtronic H.Q. Brussels from 1991 to 1994.

  Mr. Rudie has provided technology leadership since the Company's inception in May of 1991. During this time he has performed roles of increasing responsibility, including Principal Engineer (1991-1993), Director of Microwave Technology (1993-1998), and Director of Research and Technology since October 1998. Mr. Rudie is an inventor of 11 Urologix patents, including those covering Urologix' core competencies (the antenna and preferential heating). Mr. Rudie holds a Master of Science Degree in Electrical Engineering and formerly was in Development Engineering at E.F. Johnson, a two-way radio communications company.

  Mr. Sutton was promoted to Director of Research & Development in October 1998 after serving as Manager of Research and Development since joining Urologix in May 1997. Prior to that time, Mr. Sutton served as Manager, Research and Development of Vas-Cath, Inc., a division of C.R. Bard specializing in dialysis and angioplasty catheters, from February 1995 to May 1997. Previously, Mr. Sutton held research and development and program management positions at C.R. Bard and Abbott Laboratories.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for the fiscal years ending June 30, 1998, 1997 and 1996, the cash compensation paid by the Company, as well as certain other compensation paid or accrued to those years, to Jack E. Meyer, the Company's former President and Chief Executive Officer, and to each of the five other most highly compensated executive officers of the Company in office during fiscal year 1998, whose total cash compensation exceeded $100,000 during fiscal year 1998 (together with Mr. Meyer, the "Named Executive Officers") in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                         ANNUAL COMPENSATION(1)        AWARDS
                                     ------------------------------ ------------
                                                                     SECURITIES
                                                                     UNDERLYING
          NAME AND            FISCAL                   OTHER ANNUAL   OPTIONS
     PRINCIPAL POSITION        YEAR   SALARY   BONUS   COMPENSATION  (# SHARES)
     ------------------       ------ -------- -------- ------------ ------------
Jack E. Meyer(2)............   1998  $180,019 $ 22,500        --          --
President and Chief            1997   175,000   22,096        --       25,000
Executive Officer              1996   157,500   13,452        --       50,000
John P. Costello(3).........   1998   149,667   41,931        --      175,000(7)
Executive Vice President,      1997    62,500      --    $135,000     125,000
Sales and Marketing
Wesley E. Johnson, Jr.(4)...   1998   127,025   13,496        --       32,000
Vice President, Finance,       1997   118,334   18,194        --          --
Chief Financial Officer,       1996    83,417      --      42,224      73,930
Treasurer and Secretary
Jonathan R. McGrath(5)......   1998   156,496   11,266        --        8,000
Vice President, Research and   1997   145,198   13,044        --          --
Development                    1996   135,000    2,654        --          --
David W. Powell(6)..........   1998   131,730   12,423        --       68,900(7)
Vice President, Operations     1997   105,414   18,777        --       50,000
W. Allen Putnam.............   1998   116,151    9,945        --        8,000
Vice President, Regulatory     1997   112,919   12,949        --          --
and Quality                    1996   107,661   10,747        --       24,290

--------
(1) None of the Named Executive Officers received an aggregate amount of perquisites and other personal benefits exceeding $50,000 or 10% of the officer's total annual salary and bonus for the fiscal year.
(2) Mr. Meyer resigned his position as President and Chief Executive Officer in October 1998.
(3) Mr. Costello began employment with the Company in February 1997. The fiscal 1997 Other Annual Compensation to Mr. Costello consisted of reimbursement of relocation expenses.
(4) Mr. Johnson began employment with the Company in September 1995. The fiscal 1996 Other Annual Compensation to Mr. Johnson consisted of reimbursement of relocation expenses.
(5) Mr. McGrath left employment with the Company in June 1998.
(6) Mr. Powell began employment with the Company in September 1996.
(7) The number of options includes 125,000 shares for Mr. Costello and 46,900 shares for Mr. Powell that were granted prior to fiscal 1998 and were amended in fiscal 1998. See "Report on Option Repricing."

 Option Grants

  The following table contains information concerning the grant of stock options under the Amended and Restated Urologix, Inc. 1991 Stock Option Plan to the Named Executive Officers during the fiscal year ended June 30, 1998:

                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED
                                                                             ANNUAL RATES OF STOCK
                                                                              PRICE APPRECIATION
                            INDIVIDUAL GRANTS                                   FOR OPTION TERM
---------------------------------------------------------------------------- ---------------------
                                    % OF TOTAL
                                     OPTIONS
                                    GRANTED TO            MARKET
                                    EMPLOYEES  EXERCISE   PRICE
                         OPTIONS    IN FISCAL    PRICE   ON DATE  EXPIRATION
NAME                     GRANTED       YEAR    PER SHARE OF GRANT    DATE       5%         10%
----                     -------    ---------- --------- -------- ---------- ---------------------
John P. Costello........ 125,000(1)   20.6%     $ 8.813  $ 8.813   02/03/07  $ 607,357 $ 1,495,949
                          50,000       8.2%      8.1875   8.1875   05/15/08    225,700     555,910
                          12,000       2.0%       18.00    18.00   07/14/07    135,841     344,248
Wesley E. Johnson, Jr...  20,000       3.3%      8.1875   8.1875   05/15/08    102,981     260,975
Jonathan R. McGrath.....   8,000       1.3%       18.00    18.00   07/14/08     90,561     229,499
                          12,000       2.0%       18.00    18.00   07/14/07    135,841     344,248
                          10,000       1.7%      8.1875   8.1875   05/15/08     51,491     130,488
David W. Powell.........  46,900(1)    7.7%       8.813    8.813   07/19/06    197,347     472,679
W. Allen Putnam.........   8,000       1.3%       18.00    18.00   07/14/07     90,561     229,499

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) Reflects options that were granted prior to fiscal 1998 and were amended in fiscal 1998. See "Report on Option Repricing."

 Option Exercises and Year-End Values

  Stock options were exercised by the Named Executive Officers during the fiscal year ended June 30, 1998. The following table sets forth certain information regarding exercised and unexercised options held by each of the Named Executive Officers at the end of the fiscal year ended June 30, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUES AT FISCAL YEAR END

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                            SHARES                OPTIONS AT JUNE 30, 1998     AT JUNE 30, 1998(2)
                         ACQUIRED ON     VALUE    ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------ ----------- ----------- ------------- ----------- -------------
Jack E. Meyer...........    10,000     $196,000     116,406       78,126     $727,736     $240,473
John P. Costello........       --           --       26,562      148,438            0       15,625
Wesley E. Johnson, Jr...       --           --       39,307       60,373      265,377      185,248
Jonathan R. McGrath.....    85,000      632,438      27,290            0            0            0
David W. Powell.........       --           --       18,775       50,125            0        3,125
W. Allen Putnam.........       --           --       27,583       23,395      125,048       26,325

--------
(1) Represents the difference between the fair market value of the shares on the date of exercise and the exercise price multiplied by the number of option shares exercised.
(2) Represents only options that were "in-the-money" on June 30, 1998. The value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at June 30, 1998 and the exercise price of the options, times the number of options outstanding. Fair market value was determined based on a per share price of $8.50, which is the last sale price for the Company's common stock on June 30, 1998, the last trading day in the Company's fiscal year.

REPORT ON OPTION REPRICING

  Over its history, the Company has believed that the granting of stock options to employees has provided a significant incentive to the Company's employees to align their interest with those of the Company's shareholders. Substantially all the Company's employees have received options in the past. The Company's policy has been to grant options to key employees when they are initially hired and grant additional options to substantially all employees based upon performance. On March 19, 1998, when the fair market value of the Company's common stock was $8.813 per share, the Company's Compensation Committee reviewed the Company's outstanding options and determined that the Company had outstanding options at prices significantly above market.

  The Committee believed that because of the significant difference between the price of the Company's stock and the exercise price of these options, it was unlikely that these options would provide significant incentive for employees. Accordingly, on March 19, 1998, the Company amended 122 option grants to three officers and certain other employees to establish a new exercise price of $8.813 per share. The Committee believed that it was in the best interests of the Company to amend these options to reflect the new exercise price because the re-priced options would provide an additional incentive for these employees to remain with the Company and thereby result in increased shareholder value. Other than price, all terms of these stock options were unchanged.

  The table below provides information with respect to such repricing.

                          TEN-YEAR OPTION REPRICINGS

                                  NUMBER OF
                                    SHARES
                                  UNDERLYING MARKET PRICE   EXERCISE            LENGTH OF ORIGINAL
                                   OPTIONS   OF STOCK AT    PRICE AT               OPTION TERM
                                   REPRICED    TIME OF      TIME OF      NEW    REMAINING AT DATE
                                      OR     REPRICING OR REPRICING OR EXERCISE  OF REPRICING OR
NAME                       DATE   AMENDED(#) AMENDMENT($) AMENDMENT($) PRICE($)     AMENDMENT
----                     -------- ---------- ------------ ------------ -------- ------------------
John P. Costello........ 03/19/98  125,000      $8.813      $  17.50    $8.813  8 years, 11 months
David W. Powell......... 03/19/98   46,900      $8.813      $ 13.375    $8.813  8 years, 6 months
Rob J. ten Hoedt........ 03/19/98   50,000      $8.813      $13.5625    $8.813  9 years, 11 months

  Subsequent to the Company's fiscal year end on June 30, 1998, the fair market value of the Company's common stock further declined. The last sale price on October 13, 1998 was $3.625. Accordingly, the Compensation Committee determined that it was in the best interest of the Company to offer employees, a consultant and members of the Medical Advisory Board the ability to surrender their unexercised outstanding options for new options to purchase the same number of shares at an exercise price of $3.625 per share. All employee options issued upon surrender are subject to a new vesting period, with 1/48 of the shares vesting on the 13th day of each month following October 1998. Any new options granted to the consultant and the Medical Advisory Board members contain the same vesting provisions as the original surrendered options. As a result, 56 option holders surrendered options representing 547,921 shares for the new option program. Members of the Board of Directors were not given the right to surrender their outstanding director options for new options. See "Certain Transactions."

BOARD COMPENSATION COMMITTEE REPORT

  The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the Company's compensation program with respect to the Company's executive officers. This report shall not be deemed incorporated by reference to any filing under the Securities Act of 1933 or to the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either Act.


 Compensation Philosophy

  The compensation philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

  In establishing compensation for executive officers, the Company examines a variety of factors, including salaries for executives holding comparable positions in similarly situated companies, including companies in the medical device industry. The Company also seeks to establish an executive compensation program that provides incentives that will reward officers for pursuing the actions necessary to improve the Company's performance and increase long-term shareholder value.

  There are three elements to the Company's executive compensation program: base salary, cash bonuses and long-term stock-based incentives. The Company believes that there should be a strong relationship between executive compensation and achievement of corporate goals.

 Base Salary

  Executive base salaries have been based upon past performance, experience, responsibility and salary levels for persons holding similar positions in similarly situated companies.

 Cash Bonuses

  Bonuses are awarded to executive officers in consideration of contributions to the Company and the Company's overall performance and upon achievement of specific established goals.

 Stock Options

  Stock options are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels and past performance. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder's interest in enhancing shareholder value. Stock options have been awarded at an exercise price equal to the fair market on the date of grant and therefore have value only if the price of the Company's stock appreciates from the price on the date on which the stock options are granted. In this way, the Company's executive officers and shareholders benefit equally from such stock price appreciation. Stock options are awarded in a manner consistent with the Company's objective to provide a long-term equity interest in the Company and to provide an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, options generally vest over a four to five-year period.

 Chief Executive Officer Compensation

  On January 26, 1994, the Company entered into an employment agreement with Jack Meyer under which Mr. Meyer agreed to serve as the Chief Executive Officer and President of the Company at a salary of $150,000 per year, with salary increases subject to the discretion of the Company's Board of Directors. Mr. Meyer's salary was set at $180,000 for fiscal 1998. The important elements used by the Company in establishing Mr. Meyer's compensation for fiscal 1998, including the payment of a $22,500 bonus, included the competitive marketplace for executives and the Company's success in (i) building its relationship with Boston Scientific Corporation and commencement of sales of the Targis(TM) System in Europe; (ii) obtaining, through Nihon Kohden, its distribution partner in Japan, approval from Japan's Ministry of Health and Welfare to market the Company's Targis(TM) System in Japan; (iii) filing its pre-market approval ("PMA") application for the Targis(TM) System in April 1997 which resulted in the subsequent approval of the PMA by the United States Food and Drug Administration in August 1997; (iv) the Company's recruitment of additional executives and managers to position the Company for United States marketing; (v) commencement of product marketing in the United States; and (vi) the completion of a $33.8 million secondary public offering in November 1997.

       SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                    ROBERT R. MOMSEN   PAUL A. LA VIOLETTE

PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the common stock of the Company from May 30, 1996, the first day of trading after the Company's initial public offering, to June 30, 1998, the end of the Company's fiscal year, with the cumulative total return of the Nasdaq Stock Market and the Hambrecht--Quist Healthcare (excluding biotechnology) Index over the same period (assuming the investment of $100 on May 30, 1996, the first day of trading after the Company's initial public offering, and the reinvestment of all dividends).


                COMPARISON OF 25 MONTH CUMULATIVE TOTAL RETURN*
          AMONG UROLOGIX, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
     AND THE HAMBRECHT & QUIST HEALTHCARE (EXCLUDING BIOTECHNOLOGY) INDEX

                                                              CUMULATIVE TOTAL RETURN
                                                         --------------------------------
                                                         5/30/96     6/96    6/97    6/98
UROLOGIX, INC.                                           100.00     96.43   121.43    60.71
NASDAQ STOCK MARKET (U.S.)                               100.00     96.27   117.06   154.51
HAMBRECHT & QUIST HEALTHCARE (EXCLUDING BIOTECHNOLOGY)   100.00     95.61   120.06   145.76

* $100 INVESTED ON 5/30/96 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF
  DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30, 1998

COMPENSATION OF DIRECTORS

  Under the current terms of the Company's 1991 Stock Option Plan, persons first elected as non-employee directors receive options to purchase 10,000 shares at a price equal to fair market value on the date of grant. The options vest over four years and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of the Company. Each director is also reimbursed for expenses associated with attending Board of Directors meetings. Non-employee directors are also paid $1,000 per board meeting and $500 per committee meeting. See Proposal Two.

EMPLOYMENT AGREEMENTS

  On January 26, 1994, the Company entered into an employment agreement with Jack Meyer under which Mr. Meyer agreed to serve as the Chief Executive Officer and President of the Company at a salary of $150,000 per year, with salary increases subject to the discretion of the Company's Board of Directors. Mr. Meyer's salary was set at $180,000 for fiscal year 1998. Mr. Meyer resigned as President and Chief Executive Officer effective October 16, 1998. In connection with his resignation, Mr. Meyer entered into a severance agreement with the Company. Under the severance agreement, Mr. Meyer's monthly salary of $15,416 and certain employee insurance benefits will be continued for up to nine months or until the date he secures other employment, if earlier. In addition, the Board of Directors waived the service requirement with respect to 23,750 option shares and extended the exercise period for those options for 60 days.

  The Company entered into a severance agreement with Jonathon R. McGrath in connection with the termination of his employment in June 1998. Under the agreement, Mr. McGrath's monthly salary of $12,518 and certain employee insurance benefits will be continued until March 1, 1999 or until the date he secures other employment, if earlier. In addition, the Board of Directors waived the service requirement with respect to the unvested portion of 100,000 option shares.

  The Company also has in place letter severance agreements with the other Named Executive Officers. Under the terms of their respective agreements, the Company has agreed that, if the employment of the Named Executive Officer is terminated without cause, the Company will pay the officer's salary for a period of six or twelve months or until such person has secured alternative employment, whichever occurs first.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. During the fiscal year ended June 30, 1998, all reports required by insiders were filed in a timely manner.

                                 PROPOSAL TWO

                    APPROVAL OF AMENDMENTS TO THE COMPANY'S
                  AMENDED AND RESTATED 1991 STOCK OPTION PLAN

GENERAL INFORMATION

  On August 1, 1991, the Company's Board of Directors adopted the Urologix, Inc. 1991 Stock Option Plan (the "Stock Plan"). The purpose of the Stock Plan is to attract and retain executives and other key employees, directors and consultants, as well as to reward such persons who contribute to the achievement of the Company's success, by giving them a proprietary interest in the Company. The Stock Plan authorizes the granting of stock options, stock appreciation rights ("SARs"), restricted stock and deferred stock awards.

AMENDMENTS TO THE STOCK PLAN

  The Company is submitting for shareholder approval an amendment to the Stock Plan to increase the number of shares of common stock reserved for issuance under the Stock Plan by 500,000 shares and to modify the stock option award made to directors who are not employees of the Company.

  The Board of Directors has amended the Stock Plan, subject to shareholder approval, to increase the total number of shares of common stock available for awards under the Stock Plan by 500,000 shares, which would result in 583,834 shares being available for future grant and 1,161,523 shares being reserved for issuance pursuant to outstanding options. The remaining option shares under the Stock Plan have previously been issued upon the exercise of stock options by various optionees from time-to-time. At present, only 83,834 shares remain available for future grants under the Stock Plan. The Board of Directors has deemed it prudent to increase the number of shares available for grants under the Stock Plan to facilitate any further awards under the Stock Plan. The Board of Directors believes the Company's stock option program is a key element in providing competitive compensation to attract and retain qualified employees, directors and consultants. In connection with Mr. Selzer's employment, the Company granted him an option outside of the Stock Plan to purchase 400,000 shares of common stock and granted him 25,000 shares of restricted stock outside of the Stock Plan.

  The amendment would also modify the Stock Plan provision for grants to members of the Board of Directors who are not employees of the Company. Since April 1996, each such director has received an option grant to purchase 10,000 shares of common stock upon his or her initial election to the Board. These options have been granted at the fair market value on the date of grant and vest over a four-year period. The Board desires to amend the Stock Plan to provide an annual grant of 5,000 shares to directors who are not employees of the Company as of the date of the Company's annual shareholder meeting. The Board of Directors believes that this new formula will better align director compensation with interests of the shareholders on an annual basis. Further, the Board believes that it will be required to recruit new directors to replace retiring directors who joined the Board as part of the Company's earlier venture financing transactions. The Board believes that the new formula will allow the Company to attract qualified, independent directors in the competitive marketplace. If Proposal Two is approved by the shareholders, the first new grants will be made in connection with the meeting on January 14, 1999. All unvested director options previously granted to the directors who continue to serve after that meeting will be terminated.

  The Stock Plan is summarized below:

  Eligibility. Officers, other key employees of the Company and any subsidiaries, members of the Board of Directors and consultants are eligible to be granted stock options, SARs, restricted stock or deferred stock under the Stock Plan. Currently, approximately 100 employees as well as all of the Company's non-employee directors are eligible to participate in the Stock Plan. The Board of Directors, or the Compensation Committee (the "Committee"), selects optionees and participants and determines the number of shares, the price, the term and the vesting provisions for each award.

  Stock Options. The Stock Plan permits the granting of two types of options:
(i) Incentive Stock Options, that are intended to qualify under Section 422 of the Internal Revenue Code, and (ii) Non-Qualified Stock Options. No Incentive Stock Option may be granted under the Stock Plan after August 1, 2004. If Proposal Two is approved, the termination date will become January 14, 2009. The option price of an Incentive Stock Option may not be less than 100% of the fair market value of the Company's common stock on the date of grant, and the exercise price of a Non-Qualified Option may not be less than 85% of the fair market value on the date of grant. If an employee owns more than 10% of the combined voting power of the Company's outstanding voting stock, the option price shall be no less than 110% of the fair market value on the date of grant. The last sale price of the Company's common stock on the Nasdaq Stock Market on December 4, 1998 was $4.375.

  The term of each option is established by the Committee, but shall not exceed 10 years (five years in the event of an optionee who owns more than 10% of the combined voting power of the Company's outstanding voting stock). Each option will become exercisable at such time and on such conditions as are determined by the Committee. In the event of Change of Control (as defined in the Stock Plan), each outstanding Stock Option will, except under certain limited circumstances, automatically become exercisable in full without regard to any installment exercise or vesting provisions.

  Under the current formula, each member of the Board of Directors who is not an employee of the Company is automatically granted, on the date such director is first elected to the Board, a Non-Qualified Option to purchase 10,000 shares of common stock at an option price equal to the fair market value of the stock on the date of grant. The term of each such option is ten years and the options become exercisable as to 25% of the total shares after each consecutive year following the date of grant. If Proposal Two is approved by the shareholders of the Company, each such director will receive a Non-Qualified Stock Option to purchase 5,000 shares at the fair market value on the date of the Company's annual shareholder meeting. The options will be exercisable in full immediately after grant. The unvested portion of the original 10,000 share grants will be canceled.

  Stock Appreciation Rights. A stock appreciation right ("SAR") is a right given to a person in conjunction with a stock option. The SAR enables the option holder to elect to receive the difference between the option exercise price and the market price of the stock in cash or stock, or a combination of both. The option holder surrenders the option to the Company and receives the "gain" in cash or stock. As of the date of this Proxy, no SARs have been granted under the Stock Plan.

  Restricted Stock. The Board of Directors (or the Committee) may issue shares of restricted stock to participants in the Stock Plan which are conditioned upon the achievement of specified performance goals. The recipient of an award of restricted stock has no rights with respect to the stock unless and until the recipient has achieved those goals. As of the date of this Proxy, no restricted stock has been issued under the Stock Plan.

  Deferred Stock. Similar to restricted stock, deferred stock awards may be issued under the Stock Plan which are conditioned upon the attainment of specified performance goals. The provisions of deferred stock awards and restricted stock awards need not be the same with respect to each recipient. As of the date of this Proxy, no deferred stock has been issued under the Stock Plan.

  Individual Limit. The Stock Plan provides that no person may, during any fiscal year of the Company, receive grants of stock options and SARs under the Stock Plan which, in the aggregate, exceed 500,000 shares. This limitation is intended to qualify such awards as performance-based compensation which are exempt under the limitations imposed by Internal Revenue Code Section 162(m).

FEDERAL INCOME TAX CONSEQUENCES

  An optionee will not realize taxable income upon either the granting or exercise of an Incentive Stock Option. However, upon exercise of the Incentive Stock Option, the amount by which the fair market value of any shares exercised exceeds the option price is an item of tax preference for purposes of the alternative minimum tax. Upon the sale of such stock, the optionee generally will recognize capital gain or loss if the stock has been held for at least two years from the date of the option grant and at least one year after the stock was purchased. Such capital gain or loss will be treated as long-term capital gain or loss and taxed at a maximum rate of 20% if the stock was held for at least 18 months, and will be treated as mid-term capital gain or loss and taxed at a maximum rate of 28% if the stock was held for more than 12 months but less than 18 months. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The balance of any gain will be characterized as capital gain. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

  An optionee also will not realize taxable compensation income upon the grant of a Non-Qualified Stock Option. When an optionee exercises a Non-Qualified Stock Option, he or she realizes taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. Upon the disposal of stock acquired pursuant to a Non-Qualified Option, the optionee's basis for determining taxable gain or loss will be the sum of the option price paid for the stock plus any related compensation income recognized by the optionee, and such gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

  The grant of restricted stock and deferred stock will not result in immediate income for the participant or a deduction for the Company for federal income tax purposes, assuming the shares are not transferable and subject to restrictions creating a "substantial risk of forfeiture," as intended by the Company. If the shares are transferable or there are no such restrictions or deferral periods, the participant will generally realize compensation income upon receipt of the award. Otherwise, any participant generally will realize taxable compensation income when any such restriction or deferral period lapses. The amount of such income will be the value of the common stock on that date, less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period would also be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. A participant may elect, under Section 83(b) of the Internal Revenue Code, to be taxed on the value of the stock at the time of award. If this election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

REGISTRATION WITH SEC

  The Company has previously filed Registration Statements covering the offering of the shares under the Stock Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. If Proposal Two is adopted, the Company intends to file a similar Registration Statement covering the 500,000 additional shares available for issuance under the Stock Plan.

VOTE REQUIRED

  Shareholder approval of the amendment to the Stock Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT AS SET FORTH IN PROPOSAL TWO.

                             CERTAIN TRANSACTIONS

  In 1996, the Company entered into an international distribution agreement with Boston Scientific Corporation ("Boston Scientific"). Under the agreement, Boston Scientific was granted exclusive distribution rights for the Company's Targis System in all countries outside the United States and Japan for a period of five years ending in 2001. Prior to entering into this distribution agreement, Boston Scientific made an equity investment in the Company and currently holds approximately 5.2% of the Company's common stock. During the year ended June 30, 1998, the Company sold approximately $5,395,000 of product to Boston Scientific. In October 1998, the Company also entered into a two-year Co-Marketing Agreement with Boston Scientific, under which the sales force associated with the Boston Scientific Microvasive Urology Division will work in conjunction with the Urologix sales force to actively promote and market the sale of the Urologix Targis(TM) System in the United States. Paul
A. LaViolette, a Senior Vice President and President--International of Boston Scientific, is a director of the Company.

  M. Dann & Co., Inc., a company owned by Mitchell Dann, the Company's chairman, currently provides consulting services to the Company. These consulting services include, without limitation, assessing overall strategic direction, developing and monitoring patent strategy, and maintaining relationships with key physicians and the financial community. For these services, the Company paid M. Dann & Co., Inc. an aggregate of $90,000 plus expenses in the amount of $17,325 during fiscal 1998. The Consulting Agreement commenced as of September 1, 1996 and has been renewed on an annual basis thereafter.

  Since September 1, 1993, the Company has had a Consulting Agreement with Dr. David C. Utz, a director of the Company. The agreement has a one-year term, which has been annually extended to August 31, 1999. Dr. Utz provides consulting services to the Company in connection with the Medical Advisory Board, as well as general consultation in the Company's products and clinical evaluation of those products. In exchange for his services, Dr. Utz is paid $24,000 per year, and at November 16, 1998 had received non-qualified stock options to purchase an aggregate of 26,550 shares of the Company's common stock under the Consulting Agreement and as a Scientific Advisory Board member. In connection with the October 13, 1998 re-pricing of employee and Medical Advisory Board stock options and the stock options granted to Dr. Utz under his Consulting Agreement, Dr. Utz surrendered 12,000 options and received replacement options to purchase the same number of shares at an exercise price of $3.625 per share.

                             SHAREHOLDER PROPOSALS

  The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 1999 Annual Meeting of Shareholders is expected to be held on or about November 17, 1999, and proxy materials in connection with that meeting are expected to be mailed on or about October 13, 1999. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before June 16, 1999.

                                 ANNUAL REPORT

  An Annual Report of the Company setting forth the Company's activities and containing financial statements of the Company for the fiscal year ended June 30, 1998 accompanies this Notice of Annual Meeting and proxy solicitation material.

  The accounting firm of Arthur Andersen, LLP has served as independent public accountants for the Company for the year ended June 30, 1998. The Company has selected Arthur Andersen, LLP to serve as independent public accountants for the Company for the fiscal year ended June 30, 1999. The Company expects that a representative from Arthur Andersen, LLP will attend the Annual Meeting and be available to respond to appropriate shareholder questions.

                                    GENERAL

  The Company's Annual Report to Shareholders for the fiscal year ended June 30, 1998 is being mailed to shareholders with this Proxy Statement. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-K, including financial statements schedules and amendments thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention: Wesley
E. Johnson, Jr. or by calling the Company at (612) 475-1400.

                                          By the Order of the Board of
                                           Directors

                                          /s/ Wesley E. Johnson, Jr.

                                          Wesley E. Johnson, Jr., Secretary

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  UROLOGIX, INC.
  14405 TWENTY-FIRST AVENUE NORTH
  MINNEAPOLIS, MINNESOTA 55447

                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated December 9, 1998, hereby appoints Mitchell Dann and Wesley E. Johnson, or either of them, proxies (each with full power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote in their discretion cumulatively, all shares of Common Stock of Urologix, Inc. held of record in the name of the undersigned at the close of business on November 16, 1998, at the Annual Meeting of Shareholders to be held on January 14, 1999, or at any adjournment or adjournments, hereby revoking all former proxies.

                                                     ------------------
                                                      SEE REVERSE SIDE
                                                     ------------------

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


                                 UROLOGIX, INC.
                                 ANNUAL MEETING

                                Marquette Hotel
                              701 Marquette Avenue
                          Minneapolis, Minnesota 55402

                                JANUARY 14, 1999
                               10 A.M. LOCAL TIME

                             - Please detach here -

--------------------------------------------------------------------------------

                                UROLOGIX, INC.

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE
                              ENCLOSED ENVELOPE.

                            - Please detach here -

--------------------------------------------------------------------------------


1. ELECTION OF DIRECTORS.    [_] FOR all nominees (except as       [_] WITHHOLD
      01 Bobby I. Griffin        marked to the contrary below)         AUTHORITY
      02 Robert R. Momsen
      03 Michael M. Selzer, Jr.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN
INDIVIDUAL NOMINEE, WRITE THE NUMBER(S) OF THE
NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)        [_____________________]

2. PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO
   THE UROLOGIX, INC. AMENDED AND RESTATED
   1991 STOCK OPTION PLAN.                 [_] FOR    [_] AGAINST    [_] ABSTAIN

3. THE PROXIES ARE AUTHORIZED TO VOTE IN
   THEIR DISCRETION UPON ANY OTHER MATTERS
   AS MAY PROPERLY COME BEFORE THE MEETING.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                               Dated: ______________, 199_

                                               [_] I plan to attend the meeting.
                                               ________________________________
                                               |                              |
                                               |                              |
                                               |______________________________|

                                               Signature(s) in Box

                                               THIS PROXY CARD MUST BE SIGNED
                                               EXACTLY AS NAME APPEARS THEREON.
                                               When shares are held by joint
                                               tenants, both should sign. When
                                               signing as attorney, executor,
                                               administrator, trustee or
                                               guardian, please give full title
                                               as such. If a corporation, please
                                               sign in full corporate name by
                                               president or other authorized
                                               officer. If a partnership, please
                                               sign in partnership name by
                                               authorized person.